Exhibit 1
VERSION: MAY 2000
GLOBAL MASTER SECURITIES LENDING AGREEMENT
CLIFFORD CHANCE

CONTENTS

1.	Applicability	1
2.	Interpretation	1
3.	Loans Of Securities	5
4.	Delivery	6
5.	Collateral	7
6.	Distributions And Corporate Actions	10
7.	Rates Applicable To Loaned Securities And Cash Collateral	11
8.	Redelivery Of Equivalent Securities	12
9.	Failure To Redeliver	13
10.	Set-Off Etc	15
11.	Transfer Taxes	18
12.	Lender’s Warranties	18
13.	Borrower’s Warranties	18
14.	Events Of Default	19
15.	Interest On Outstanding Payments	20
16.	Transactions Entered Into As Agent	20
17.	Termination Of This Agreement	22
18.	Single Agreement	22
19.	Severance	22
20.	Specific Performance	22
21.	Notices	23
22.	Assignment	23
23.	Non-Waiver	23
24.	Governing Law And Jurisdiction	23
25.	Time	24
26.	Recording	24
27.	Waiver Of Immunity	24
28.	Miscellaneous	24
Schedule		27

This AGREEMENT is made the th day of
BETWEEN:
CREDIT INDUSTRIEL D’ALSACE LORRAINE (Banque CIAL) (“Party B”) a company incorporated under the laws of France acting through a Designated Office.
and
Cigogne Management S.A. (the “Management Company”), as legal representative acting in the name and on behalf of Cigogne Fund’s (the “Fund”) Compartments listed in Annex II (each Compartment acting through the Management Company being “Party B”) a company incorporated under the laws of Grand Duchy of Luxemburg acting through a Designated Office.
1.	APPLICABILITY

1.1
From time to time the parties may enter into transactions in which one party (“Lender”) will transfer to the other (“Borrower”) securities and financial instruments (“Securities”) against the transfer of Collateral (as defined in paragraph 2) with a simultaneous agreement by Borrower to transfer to Lender Securities equivalent to such Securities on a fixed date or on demand against the transfer to Borrower by Lender of assets equivalent to such Collateral.

1.2
Each such transaction shall be referred to in this Agreement as a “Loan” and shall be governed by the terms of this Agreement, including the supplemental terms and conditions contained in the Schedule and any Addenda or Annexes attached hereto, unless otherwise agreed in writing.

1.3	Either party may perform its obligations under this Agreement either directly or through a Nominee.

2.	INTERPRETATION

2.1	In this Agreement:-
“Act of Insolvency” means in relation to either Party

(i)	its making a general assignment for the benefit of, or entering into a reorganisation, arrangement, or composition with creditors; or

(ii)	its stating in writing that it is unable to pay its debts as they become due; or

(iii)	its seeking, consenting to or acquiescing in the appointment of any trustee, administrator, receiver or liquidator or analogous officer of it or any material part of its property; or

(iv)
the presentation or filing of a petition in respect of it (other than by the other Party to this Agreement in respect of any obligation under this Agreement) in any court or before any agency alleging or for the bankruptcy, winding-up or insolvency of such Party (or any analogous proceeding) or seeking any reorganisation, arrangement, composition, re-adjustment, administration, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such petition not having been stayed or dismissed within 30 days of its filing (except in the case of a petition for winding-up or any analogous proceeding in respect of which no such 30 day period shall apply); or

(v)	the appointment of a receiver, administrator, liquidator or trustee or analogous officer of such Party over all or any material part of such Party’s property; or

(vi)	the convening of any meeting of its creditors for the purpose of considering a voluntary arrangement as referred to in Section 3 of the Insolvency Act 1986 (or any analogous proceeding);

“Alternative Collateral” means Collateral having a Market Value equal to the Collateral delivered pursuant to paragraph 5 and provided by way of substitution in accordance with the provisions of paragraph 5.3;

“Base Currency” means the currency indicated in paragraph 2 of the Schedule;

“Business Day” means a day other than a Saturday or a Sunday on which banks and securities markets are open for business generally in each place stated in paragraph 3 of the Schedule and, in relation to the delivery or redelivery of any of the following in relation to any Loan, in the place(s) where the relevant Securities, Equivalent Securities, Collateral or Equivalent Collateral are to be delivered;

“Cash Collateral” means Collateral that takes the form of a transfer of currency;

“Close of Business” means the time at which the relevant banks, securities exchanges or depositaries close in the business centre in which payment is to be made or Securities or Collateral is to be delivered;

“Collateral” means such securities or financial instruments or transfers of currency as are referred to in the table set out under paragraph 1 of the Schedule as being acceptable or any combination thereof as agreed between the Parties in relation to any particular Loan and which are delivered by Borrower to Lender in accordance with this Agreement and shall include Alternative Collateral;

“Defaulting Party” shall have the meaning given in paragraph 14;

“Designated Office” means the branch or office of a Party which is specified as such in paragraph 4 of the Schedule or such other branch or office as may be agreed to in writing by the Parties;

“Equivalent ”or “equivalent to” in relation to any Securities or Collateral provided under this Agreement means securities, together with cash or other property (in the case of Collateral) as the case may be, of an identical type, nominal value, description and amount to particular Securities or Collateral, as the case may be, so provided. If and to the extent that such Securities or Collateral, as the case may be, consists of securities that are partly paid or have been converted, subdivided, consolidated, made the subject of a takeover, rights of pre-emption, rights to receive securities or a certificate which may at a future date be exchanged for securities, the expression shall include such securities or other assets to which Lender or Borrower as the case may be, is entitled following the occurrence of the relevant event, and, if appropriate, the giving of the relevant notice in accordance with paragraph 6.4 and provided that Lender or Borrower, as the case may be, has paid to the other Party all and any sums due in respect thereof. In the event that such Securities or Collateral, as the case may be, have been redeemed, are partly paid, are the subject of a capitalisation issue or are subject to an event similar to any of the foregoing events described in this paragraph, the expression shall have the following meanings:-

(a)	in the case of redemption, a sum of money equivalent to the proceeds of the redemption;

(b)
in the case of a call on partly paid securities, securities equivalent to the relevant Loaned Securities or Collateral, as the case may be, provided that Lender shall have paid Borrower, in respect of Loaned Securities, and Borrower shall have paid to Lender, in respect of Collateral, an amount of money equal to the sum due in respect of the call;

(c)	in the case of a capitalisation issue, securities equivalent to the relevant Loaned Securities or Collateral, as the case may be, together with the securities allotted by way of bonus thereon;

(d)
in the case of any event similar to any of the foregoing events described in this paragraph, securities equivalent to the Loaned Securities or the relevant Collateral, as the case may be, together with or replaced by a sum of money or securities or other property equivalent to that received in respect of such Loaned Securities or Collateral, as the case may be, resulting from such event;

“Income” means any interest, dividends or other distributions of any kind whatsoever with respect to any Securities or Collateral;

“Income Payment Date”, with respect to any Securities or Collateral means the date on which Income is paid in respect of such Securities or Collateral, or, in the case of registered Securities or Collateral, the date by reference to which particular registered holders are identified as being entitled to payment of Income;

“Letter of Credit” means an irrevocable, non-negotiable letter of credit in a form, and from a bank, acceptable to Lender;

“Loaned Securities” means Securities which are the subject of an outstanding Loan;

“Margin” shall have the meaning specified in paragraph 1 of the Schedule with reference to the table set out therein;

“Market Value” means:
(a)	in relation to the valuation of Securities, Equivalent Securities, Collateral or Equivalent Collateral (other than Cash Collateral or a Letter of Credit):
(i)
such price as is equal to the market quotation for the bid price of such Securities, Equivalent Securities, Collateral and/or Equivalent Collateral as derived from a reputable pricing information service reasonably chosen in good faith by Lender; or

(ii)	if unavailable the market value thereof as derived from the prices or rates bid by a reputable dealer for the relevant instrument reasonably chosen in good faith by Lender,

in each case at Close of Business on the previous Business Day or, at the option of either Party where in its reasonable opinion there has been an exceptional movement in the price of the asset in question since such time, the latest available price; plus (in each case)

(iii)
the aggregate amount of Income which has accrued but not yet been paid in respect of the Securities, Equivalent Securities, Collateral or Equivalent Collateral concerned to the extent not included in such price,

(provided that the price of Securities, Equivalent Securities, Collateral or Equivalent Collateral that are suspended shall (for the purposes of paragraph 5) be nil unless the Parties otherwise agree and (for all other purposes) shall be the price of such Securities, Equivalent Securities, Collateral or Equivalent Collateral, as the case may be, as of Close of Business on the dealing day in the relevant market last preceding the date of suspension or a commercially reasonable price agreed between the Parties;

(b)	in relation to a Letter of Credit the face or stated amount of such Letter of Credit; and

(c)	in relation to Cash Collateral the amount of the currency concerned;

“Nominee” means an agent or a nominee appointed by either Party to accept delivery of, hold or deliver Securities, Equivalent Securities, Collateral and/or Equivalent Collateral or to receive or make payments on its behalf;

“Non-Defaulting Party” shall have the meaning given in paragraph 14;

“Parties” means Lender and Borrower and “Party” shall be construed accordingly;

“Posted Collateral” has the meaning given in paragraph 5.4;

“Required Collateral Value” shall have the meaning given in paragraph 5.4;

“Settlement Date” means the date upon which Securities are transferred to Borrower in accordance with this Agreement.

2.2	Headings

All headings appear for convenience only and shall not affect the interpretation of this Agreement.

2.3	Market terminology

Notwithstanding the use of expressions such as “borrow”, “lend”, “Collateral”, “Margin”, “redeliver” etc. which are used to reflect terminology used in the market for transactions of the kind provided for in this Agreement, title to Securities “borrowed” or “lent” and “Collateral” provided in accordance with this Agreement shall pass from one Party to another as provided for in this Agreement, the Party obtaining such title being obliged to redeliver Equivalent Securities or Equivalent Collateral as the case may be.

2.4	Currency conversions

For the purposes of determining any prices, sums or values (including Market Value, Required Collateral Value, Relevant Value, Bid Value and Offer Value for the purposes of paragraphs 5 and 10 of this Agreement) prices, sums or values stated in currencies other than the Base Currency shall be converted into the Base Currency at the latest available spot rate of exchange quoted by a bank selected by Lender (or if an Event of Default has occurred in relation to Lender, by Borrower) in the London interbank market for the purchase of the Base Currency with the currency concerned on the day on which the calculation is to be made or, if that day is not a Business Day the spot rate of exchange quoted at Close of Business on the immediately preceding Business Day.

2.5
The parties confirm that introduction of and/or substitution (in place of an existing currency) of a new currency as the lawful currency of a country shall not have the effect of altering, or discharging, or excusing performance under, any term of the Agreement or any Loan thereunder, nor give a party the right unilaterally to alter or terminate the Agreement or any Loan thereunder. Securities will for the purposes of this Agreement be regarded as equivalent to other securities notwithstanding that as a result of such introduction and/or substitution those securities have been redenominated into the new currency or the nominal value of the securities has changed in connection with such redenomination.

2.6	Modifications etc to legislation

Any reference in this Agreement to an act, regulation or other legislation shall include a reference to any statutory modification or re-enactment thereof for the time being in force.

3.	LOANS OF SECURITIES

Lender will lend Securities to Borrower, and Borrower will borrow Securities from Lender in accordance with the terms and conditions of this Agreement. The terms of each Loan shall be agreed prior to the commencement of the relevant Loan either orally or in writing (including any agreed form of electronic communication) and confirmed in such form and on such basis as shall be agreed between the Parties. Any confirmation produced by a Party shall not supersede or prevail over the prior oral, written or electronic communication (as the case may be).

4.	DELIVERY

4.1	Delivery of Securities on commencement of Loan

Lender shall procure the delivery of Securities to Borrower or deliver such Securities in accordance with this Agreement and the terms of the relevant Loan. Such Securities shall be deemed to have been delivered by Lender to Borrower on delivery to Borrower or as it shall direct of the relevant instruments of transfer, or in the case of Securities held by an agent or within a clearing or settlement system on the effective instructions to such agent or the operator of such system which result in such Securities being held by the operator of the clearing system for the account of the Borrower or as it shall direct, or by such other means as may be agreed.

4.2	Requirements to effect delivery

The Parties shall execute and deliver all necessary documents and give all necessary instructions to procure that all right, title and interest in:
(a)	any Securities borrowed pursuant to paragraph 3;

(b)	any Equivalent Securities redelivered pursuant to paragraph 8;

(c)	any Collateral delivered pursuant to paragraph 5;

(d)	any Equivalent Collateral redelivered pursuant to paragraphs 5 or 8;

shall pass from one Party to the other subject to the terms and conditions set out in this Agreement, on delivery or redelivery of the same in accordance with this Agreement with full title guarantee, free from all liens, charges and encumbrances. In the case of Securities, Collateral, Equivalent Securities or Equivalent Collateral title to which is registered in a computer based system which provides for the recording and transfer of title to the same by way of book entries, delivery and transfer of title shall take place in accordance with the rules and procedures of such system as in force from time to time. The Party acquiring such right, title and interest shall have no obligation to return or redeliver any of the assets so acquired but, in so far as any Securities are borrowed or any Collateral is delivered to such Party, such Party shall be obliged, subject to the terms of this Agreement, to redeliver Equivalent Securities or Equivalent Collateral as appropriate.

4.3	Deliveries to be simultaneous unless otherwise agreed

Where under the terms of this Agreement a Party is not obliged to make a delivery unless simultaneously a delivery is made to it, subject to and without prejudice to its rights under paragraph 8.6 such Party may from time to time in accordance with market practice and in recognition of the practical difficulties in arranging simultaneous delivery of Securities, Collateral and cash transfers waive its right under this Agreement in respect of simultaneous delivery and/or payment provided that no such waiver (whether by course of conduct or otherwise) in respect of one transaction shall bind it in respect of any other transaction.

4.4	Deliveries of Income

In respect of Income being paid in relation to any Loaned Securities or Collateral, Borrower in the case of Income being paid in respect of Loaned Securities and Lender in the case of Income being paid in respect of Collateral shall provide to the other Party, as the case may be, any endorsements or assignments as shall be customary and appropriate to effect the delivery of money or property equivalent to the type and amount of such Income to Lender, irrespective of whether Borrower received the same in respect of any Loaned Securities or to Borrower, irrespective of whether Lender received the same in respect of any Collateral.

5.	COLLATERAL

5.1	Delivery of Collateral on commencement of Loan

Subject to the other provisions of this paragraph 5, Borrower undertakes to deliver to or deposit with Lender (or in accordance with Lender’s instructions) Collateral simultaneously with delivery of the Securities to which the Loan relates and in any event no later than Close of Business on the Settlement Date. In respect of Collateral comprising securities, such Collateral shall be deemed to have been delivered by Borrower to Lender on delivery to Lender or as it shall direct of the relevant instruments of transfer, or in the case of such securities being held by an agent or within a clearing or settlement system, on the effective instructions to such agent or the operator of such system, which result in such securities being held by the operator of the clearing system for the account of the Lender or as it shall direct, or by such other means as may be agreed.

5.2	Deliveries through payment systems generating automatic payments

Unless otherwise agreed between the Parties, where any Securities, Equivalent Securities, Collateral or Equivalent Collateral (in the form of securities) are transferred through a book entry transfer or settlement system which automatically generates a payment or delivery, or obligation to pay or deliver, against the transfer of such securities, then:-

(i)
such automatically generated payment, delivery or obligation shall be treated as a payment or delivery by the transferee to the transferor, and except to the extent that it is applied to discharge an obligation of the transferee to effect payment or delivery, such payment or delivery, or obligation to pay or deliver, shall be deemed to be a transfer of Collateral or redelivery of Equivalent Collateral, as the case may be, made by the transferee until such time as the Collateral or Equivalent Collateral is substituted with other Collateral or Equivalent Collateral if an obligation to deliver other Collateral or redeliver Equivalent Collateral existed immediately prior to the transfer of Securities, Equivalent Securities, Collateral or Equivalent Collateral; and

(ii)
the party receiving such substituted Collateral or Equivalent Collateral, or if no obligation to deliver other Collateral or redeliver Equivalent Collateral existed immediately prior to the transfer of Securities, Equivalent Securities, Collateral or Equivalent Collateral, the party receiving the deemed transfer of Collateral or redelivery of Equivalent Collateral, as the case may be, shall cause to be made to the other party for value the same day either, where such transfer is a payment, an irrevocable payment in the amount of such transfer or, where such transfer is a delivery, an irrevocable delivery of securities (or other property, as the case may be) equivalent to such property.

5.3	Substitutions of Collateral

Borrower may from time to time call for the repayment of Cash Collateral or the redelivery of Collateral equivalent to any Collateral delivered to Lender prior to the date on which the same would otherwise have been repayable or redeliverable provided that at the time of such repayment or redelivery Borrower shall have delivered or delivers Alternative Collateral acceptable to Lender and Borrower is in compliance with paragraph 5.4 or paragraph 5.5, as applicable.

5.4	Marking to Market of Collateral during the currency of a Loan on aggregated basis

Unless paragraph 1.3 of the Schedule indicates that paragraph 5.5 shall apply in lieu of this paragraph 5.4, or unless otherwise agreed between the Parties:-
(i)
the aggregate Market Value of the Collateral delivered to or deposited with Lender (excluding any Equivalent Collateral repaid or redelivered under Paragraphs 5.4(ii) or 5.5(ii) (as the case may be)) (“Posted Collateral”) in respect of all Loans outstanding under this Agreement shall equal the aggregate of the Market Value of the Loaned Securities and the applicable Margin (the “Required Collateral Value”) in respect of such Loans;

(ii)
if at any time on any Business Day the aggregate Market Value of the Posted Collateral in respect of all Loans outstanding under this Agreement exceeds the aggregate of the Required Collateral Values in respect of such Loans, Lender shall (on demand) repay and/or redeliver, as the case may be, to Borrower such Equivalent Collateral as will eliminate the excess;

(iii)
if at any time on any Business Day the aggregate Market Value of the Posted Collateral in respect of all Loans outstanding under this Agreement falls below the aggregate of Required Collateral Values in respect of all such Loans, Borrower shall (on demand) provide such further Collateral to Lender as will eliminate the deficiency.

5.5	Marking to Market of Collateral during the currency of a Loan on a Loan by Loan basis

If paragraph 1.3 of the Schedule indicates this paragraph 5.5 shall apply in lieu of paragraph 5.4, the Posted Collateral in respect of any Loan shall bear from day to day and at any time the same proportion to the Market Value of the Loaned Securities as the Posted Collateral bore at the commencement of such Loan. Accordingly:

(i)	the Market Value of the Posted Collateral to be delivered or deposited while the Loan continues shall be equal to the Required Collateral Value;

(ii)
if at any time on any Business Day the Market Value of the Posted Collateral in respect of any Loan exceeds the Required Collateral Value in respect of such Loan, Lender shall (on demand) repay and/or redeliver, as the case may be, to Borrower such Equivalent Collateral as will eliminate the excess; and

(iii)
if at any time on any Business Day the Market Value of the Posted Collateral falls below the Required Collateral Value, Borrower shall (on demand) provide such further Collateral to Lender as will eliminate the deficiency.

5.6	Requirements to redeliver excess Collateral

Where paragraph 5.4 applies, unless paragraph 1.4 of the Schedule indicates that this paragraph 5.6 does not apply, if a Party (the “first Party”) would, but for this paragraph 5.6, be required under paragraph 5.4 to provide further Collateral or redeliver Equivalent Collateral in circumstances where the other Party (the “second Party”) would, but for this paragraph 5.6, also be required to or provide Collateral or redeliver Equivalent Collateral under paragraph 5.4, then the Market Value of the Collateral or Equivalent Collateral deliverable by the first Party (“X”) shall be set-off against the Market Value of the Collateral or Equivalent Collateral deliverable by the second Party (“Y”) and the only obligation of the Parties under paragraph 5.4 shall be, where X exceeds Y, an obligation of the first Party, or where Y exceeds X, an obligation of the second Party to repay and/or (as the case may be) redeliver Equivalent Collateral or to deliver further Collateral having a Market Value equal to the difference between X and Y.

5.7
Where Equivalent Collateral is repaid or redelivered (as the case may be) or further Collateral is provided by a Party under paragraph 5.6, the Parties shall agree to which Loan or Loans such repayment, redelivery or further provision is to be attributed and failing agreement it shall be attributed, as determined by the Party making such repayment, redelivery or further provision to the earliest outstanding Loan and, in the case of a repayment or redelivery up to the point at which the Market Value of Collateral in respect of such Loan equals the Required Collateral Value in respect of such Loan, and then to the next earliest outstanding Loan up to the similar point and so on.

5.8	Timing of repayments of excess Collateral or deliveries of further Collateral

Where any Equivalent Collateral falls to be repaid or redelivered (as the case may be) or further Collateral is to be provided under this paragraph 5, unless otherwise agreed between the Parties, it shall be delivered on the same Business Day as the relevant demand. Equivalent Collateral comprising securities shall be deemed to have been delivered by Lender to Borrower on delivery to Borrower or as it shall direct of the relevant instruments of transfer, or in the case of such securities being held by an agent or within a clearing or settlement system on the effective instructions to such agent or the operator of such system which result in such securities being held by the operator of the clearing system for the account of the Borrower or as it shall direct or by such other means as may be agreed.

5.9	Substitutions and extensions of Letters of Credit

Where Collateral is a Letter of Credit, Lender may by notice to Borrower require that Borrower, on the Business Day following the date of delivery of such notice, substitute Collateral consisting of cash or other Collateral acceptable to Lender for the Letter of Credit. Prior to the expiration of any Letter of Credit supporting Borrower’s obligations hereunder, Borrower shall, no later than 10.30a.m. UK time on the second Business Day prior to the date such Letter of Credit expires, obtain an extension of the expiration of such Letter of Credit or replace such Letter of Credit by providing Lender with a substitute Letter of Credit in an amount at least equal to the amount of the Letter of Credit for which it is substituted.

6.	DISTRIBUTIONS AND CORPORATE ACTIONS

6.1	Manufactured Payments

Where Income is paid in relation to any Loaned Securities or Collateral (other than Cash Collateral) on or by reference to an Income Payment Date Borrower, in the case of Loaned Securities, and Lender, in the case of Collateral, shall, on the date of the payment of such Income, or on such other date as the Parties may from time to time agree, (the “Relevant Payment Date”) pay and deliver a sum of money or property equivalent to the type and amount of such Income that, in the case of Loaned Securities, Lender would have been entitled to receive had such Securities not been loaned to Borrower and had been retained by Lender on the Income Payment Date, and, in the case of Collateral, Borrower would have been entitled to receive had such Collateral not been provided to Lender and had been retained by Borrower on the Income Payment Date unless a different sum is agreed between the Parties.

6.2	Income in the form of Securities

Where Income, in the form of securities, is paid in relation to any Loaned Securities or Collateral, such securities shall be added to such Loaned Securities or Collateral (and shall constitute Loaned Securities or Collateral, as the case may be, and be part of the relevant Loan) and will not be delivered to Lender, in the case of Loaned Securities, or to Borrower, in the case of Collateral, until the end of the relevant Loan, provided that the Lender or Borrower (as the case may be) fulfils their obligations under paragraph 5.4 or 5.5 (as applicable) with respect to the additional Loaned Securities or Collateral, as the case may be.

6.3	Exercise of voting rights

Where any voting rights fall to be exercised in relation to any Loaned Securities or Collateral, neither Borrower, in the case of Equivalent Securities, nor Lender, in the case of Equivalent Collateral, shall have any obligation to arrange for voting rights of that kind to be exercised in accordance with the instructions of the other Party in relation to the Securities borrowed by it or transferred to it by way of Collateral, as the case may be, unless otherwise agreed between the Parties.

6.4	Corporate actions

Where, in respect of any Loaned Securities or any Collateral, any rights relating to conversion, sub-division, consolidation, pre-emption, rights arising under a takeover offer, rights to receive securities or a certificate which may at a future date be exchanged for securities or other rights, including those requiring election by the holder for the time being of such Securities or Collateral, become exercisable prior to the redelivery of Equivalent Securities or Equivalent Collateral, then Lender or Borrower, as the case may be, may, within a reasonable time before the latest time for the exercise of the right or option give written notice to the other Party that on redelivery of Equivalent Securities or Equivalent Collateral, as the case may be, it wishes to receive Equivalent Securities or Equivalent Collateral in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice.

7.	RATES APPLICABLE TO LOANED SECURITIES AND CASH COLLATERAL

7.1	Rates in respect of Loaned Securities

In respect of each Loan, Borrower shall pay to Lender, in the manner prescribed in sub-paragraph 7.3, sums calculated by applying such rate as shall be agreed between the Parties from time to time to the daily Market Value of the Loaned Securities.

7.2	Rates in respect of Cash Collateral

Where Cash Collateral is deposited with Lender in respect of any Loan, Lender shall pay to Borrower, in the manner prescribed in paragraph 7.3, sums calculated by applying such rates as shall be agreed between the Parties from time to time to the amount of such Cash Collateral. Any such payment due to Borrower may be set-off against any payment due to Lender pursuant to paragraph 7.1.

7.3	Payment of rates

In respect of each Loan, the payments referred to in paragraph 7.1 and 7.2 shall accrue daily in respect of the period commencing on and inclusive of the Settlement Date and terminating on and exclusive of the Business Day upon which Equivalent Securities are redelivered or Cash Collateral is repaid. Unless otherwise agreed, the sums so accruing in respect of each calendar month shall be paid in arrear by the relevant Party not later than the Business Day which is one week after the last Business Day of the calendar month to which such payments relate or such other date as the Parties shall from time to time agree.

8.	REDELIVERY OF EQUIVALENT SECURITIES

8.1	Delivery of Equivalent Securities on termination of a Loan

Borrower shall procure the redelivery of Equivalent Securities to Lender or redeliver Equivalent Securities in accordance with this Agreement and the terms of the relevant Loan on termination of the Loan. Such Equivalent Securities shall be deemed to have been delivered by Borrower to Lender on delivery to Lender or as it shall direct of the relevant instruments of transfer, or in the case of Equivalent Securities held by an agent or within a clearing or settlement system on the effective instructions to such agent or the operator of such system which result in such Equivalent Securities being held by the operator of the clearing system for the account of the Lender or as it shall direct, or by such other means as may be agreed. For the avoidance of doubt any reference in this Agreement or in any other agreement or communication between the Parties (howsoever expressed) to an obligation to redeliver or account for or act in relation to Loaned Securities shall accordingly be construed as a reference to an obligation to redeliver or account for or act in relation to Equivalent Securities.

8.2	Lender’s right to terminate a Loan

Subject to paragraph 10 and the terms of the relevant Loan, Lender shall be entitled to terminate a Loan and to call for the redelivery of all or any Equivalent Securities at any time by giving notice on any Business Day of not less than the standard settlement time for such Equivalent Securities on the exchange or in the clearing organisation through which the Loaned Securities were originally delivered. Borrower shall redeliver such Equivalent Securities not later than the expiry of such notice in accordance with Lender’s instructions.

8.3	Borrower’s right to terminate a Loan

Subject to the terms of the relevant Loan, Borrower shall be entitled at any time to terminate a Loan and to redeliver all and any Equivalent Securities due and outstanding to Lender in accordance with Lender’s instructions and Lender shall accept such redelivery.

8.4	Redelivery of Equivalent Collateral on termination of a Loan

On the date and time that Equivalent Securities are required to be redelivered by Borrower on the termination of a Loan, Lender shall simultaneously (subject to paragraph 5.4 if applicable) repay to Borrower any Cash Collateral or, as the case may be, redeliver Collateral equivalent to the Collateral provided by Borrower pursuant to paragraph 5 in respect of such Loan. For the avoidance of doubt any reference in this Agreement or in any other agreement or communication between the Parties (however expressed) to an obligation to redeliver or account for or act in relation to Collateral shall accordingly be construed as a reference to an obligation to redeliver or account for or act in relation to Equivalent Collateral.

8.5	Redelivery of Letters of Credit

Where a Letter of Credit is provided by way of Collateral, the obligation to redeliver Equivalent Collateral is satisfied by Lender redelivering for cancellation the Letter of Credit so provided, or where the Letter of Credit is provided in respect of more than one Loan, by Lender consenting to a reduction in the value of the Letter of Credit.

8.6	Redelivery obligations to be reciprocal

Neither Party shall be obliged to make delivery (or make a payment as the case may be) to the other unless it is satisfied that the other Party will make such delivery (or make an appropriate payment as the case may be) to it. If it is not so satisfied (whether because an Event of Default has occurred in respect of the other Party or otherwise) it shall notify the other party and unless that other Party has made arrangements which are sufficient to assure full delivery (or the appropriate payment as the case may be) to the notifying Party, the notifying Party shall (provided it is itself in a position, and willing, to perform its own obligations) be entitled to withhold delivery (or payment, as the case may be) to the other Party.

9.	FAILURE TO REDELIVER

9.1	Borrower’s failure to redeliver Equivalent Securities
(i)
If Borrower does not redeliver Equivalent Securities in accordance with paragraph 8.1 or 8.2, Lender may elect to continue the Loan (which Loan, for the avoidance of doubt, shall continue to be taken into account for the purposes of paragraph 5.4 or 5.5 as applicable) provided that if Lender does not elect to continue the Loan, Lender may either by written notice to Borrower terminate the Loan forthwith and the Parties’ delivery and payment obligations in respect thereof (in which case sub-paragraph (ii) below shall apply) or serve a notice of an Event of Default in accordance with paragraph 14.

(ii)	Upon service of a notice to terminate the relevant Loan pursuant to paragraph 9.1(i):-
(a)	there shall be set-off against the Market Value of the Equivalent Securities concerned such amount of Posted Collateral chosen by Lender (calculated at its Market Value) as is equal thereto;

(b)	the Parties delivery and payment obligations in relation to such assets which are set-off shall terminate;

(c)	in the event that the Market Value of the Posted Collateral set-off is less than the Market Value of the Equivalent Securities concerned Borrower shall account to Lender for the shortfall; and

(d)	Borrower shall account to Lender for the total costs and expenses incurred by Lender as a result thereof as set out in paragraphs 9.3 and 9.4 from the time the notice is effective.

9.2	Lender’s failure to Redeliver Equivalent Collateral
(i)
If Lender does not redeliver Equivalent Collateral in accordance with paragraph 8.4 or 8.5, Borrower may either by written notice to Lender terminate the Loan forthwith and the Parties’ delivery and payment obligations in respect thereof (in which case sub-paragraph (ii) below shall apply) or serve a notice of an Event of Default in accordance with paragraph 14.

(ii)	Upon service of a notice to terminate the relevant Loan pursuant to paragraph 9.2(i):-
(a)	there shall be set-off against the Market Value of the Equivalent Collateral concerned the Market Value of the Loaned Securities;

(b)	the Parties delivery and payment obligations in relation to such assets which are set-off shall terminate;

(c)
in the event that the Market Value of the Loaned Securities held by Borrower is less than the Market Value of the Equivalent Collateral concerned Lender shall account to Borrower for the shortfall; and

(d)	Lender shall account to Borrower for the total costs and expenses incurred by Borrower as a result thereof as set out in paragraphs 9.3 and 9.4 from the time the notice is effective.
9.3	Failure by either Party to redeliver

This provision applies in the event that a Party (the “Transferor”) fails to meet a redelivery obligation within the standard settlement time for the asset concerned on the exchange or in the clearing organisation through which the asset equivalent to the asset concerned was originally delivered or within such other period as may be agreed between the Parties. In such situation, in addition to the Parties’ rights under the general law and this Agreement where the other Party (the “Transferee”) incurs interest, overdraft or similar costs and expenses the Transferor agrees to pay on demand and hold harmless the Transferee with respect to all such costs and expenses which arise directly from such failure excluding (i) such costs and expenses which arise from the negligence or wilful default of the Transferee and (ii) any indirect or consequential losses. It is agreed by the Parties that any costs reasonably and properly incurred by a Party arising in respect of the failure of a Party to meet its obligations under a transaction to sell or deliver securities resulting from the failure of the Transferor to fulfil its redelivery obligations is to be treated as a direct cost or expense for the purposes of this paragraph.

9.4	Exercise of buy-in on failure to redeliver

In the event that as a result of the failure of the Transferor to fulfil its redelivery obligations a “buy-in” is exercised against the Transferee, then the Transferor shall account to the Transferee for the total costs and expenses reasonably incurred by the Transferee as a result of such “buy-in”.

10.	SET-OFF ETC

10.1	Definitions for paragraph 10

In this paragraph 10:

“Bid Price” in relation to Equivalent Securities or Equivalent Collateral means the best available bid price on the most appropriate market in a standard size;

“Bid Value” subject to paragraph 10.5 means:-
(a)	in relation to Collateral equivalent to Collateral in the form of a Letter of Credit zero and in relation to Cash Collateral the amount of the currency concerned; and

(b)
in relation to Equivalent Securities or Collateral equivalent to all other types of Collateral the amount which would be received on a sale of such Equivalent Securities or Equivalent Collateral at the Bid Price at Close of Business on the relevant Business Day less all costs, fees and expenses that would be incurred in connection therewith, calculated on the assumption that the aggregate thereof is the least that could reasonably be expected to be paid in order to carry out such sale or realisation and adding thereto the amount of any interest, dividends, distributions or other amounts, in the case of Equivalent Securities, paid to Borrower and in respect of which equivalent amounts have not been paid to Lender and in the case of Equivalent Collateral, paid to Lender and in respect of which equivalent amounts have not been paid to Borrower, in accordance with paragraph 6.1 prior to such time in respect of such Equivalent Securities, Equivalent Collateral or the original Securities or Collateral held, gross of all and any tax deducted or paid in respect thereof;

“Offer Price” in relation to Equivalent Securities or Equivalent Collateral means the best available offer price on the most appropriate market in a standard size;

“Offer Value” subject to paragraph 10.5 means:-
(a)	in relation to Collateral equivalent to Collateral in the form of a Letter of Credit zero and in relation to Cash Collateral the amount of the currency concerned; and

(b)
in relation to Equivalent Securities or Collateral equivalent to all other types of Collateral the amount it would cost to buy such Equivalent Securities or Equivalent Collateral at the Offer Price at Close of Business on the relevant Business Day together with all costs, fees and expenses that would be incurred in connection therewith, calculated on the assumption that the aggregate thereof is the least that could reasonably be expected to be paid in order to carry out the transaction and adding thereto the amount of any interest, dividends, distributions or other amounts, in the case of Equivalent Securities, paid to Borrower and in respect of which equivalent amounts have not been paid to Lender and in the case of Equivalent Collateral, paid to Lender and in respect of which equivalent amounts have not been paid to Borrower, in accordance with paragraph 6.1 prior to such time in respect of such Equivalent Securities, Equivalent Collateral or the original Securities or Collateral held, gross of all and any tax deducted or paid in respect thereof;

10.2	Termination of delivery obligations upon Event of Default

Subject to paragraph 9, if an Event of Default occurs in relation to either Party, the Parties’ delivery and payment obligations (and any other obligations they have under this Agreement) shall be accelerated so as to require performance thereof at the time such Event of Default occurs (the date of which shall be the “Termination Date” for the purposes of this clause) so that performance of such delivery and payment obligations shall be effected only in accordance with the following provisions:

(i)
the Relevant Value of the securities which would have been required to be delivered but for such termination (or payment to be made, as the case may be) by each Party shall be established in accordance with paragraph 10.3; and

(ii)
on the basis of the Relevant Values so established, an account shall be taken (as at the Termination Date) of what is due from each Party to the other and (on the basis that each Party’s claim against the other in respect of delivery of Equivalent Securities or Equivalent Collateral or any cash payment equals the Relevant Value thereof) the sums due from one Party shall be set-off against the sums due from the other and only the balance of the account shall be payable (by the Party having the claim valued at the lower amount pursuant to the foregoing) and such balance shall be payable on the Termination Date.

If the Bid Value is greater than the Offer Value, and the Non-Defaulting Party had delivered to the Defaulting Party a Letter of Credit, the Defaulting Party shall draw on the Letter of Credit to the extent of the balance due and shall subsequently redeliver for cancellation the Letter of Credit so provided.

If the Offer Value is greater than the Bid Value, and the Defaulting Party had delivered to the Non-Defaulting Party a Letter of Credit, the Non-Defaulting Party shall draw on the Letter of Credit to the extent of the balance due and shall subsequently redeliver for cancellation the Letter of Credit so provided.

In all other circumstances, where a Letter of Credit has been provided to a Party, such Party shall redeliver for cancellation the Letter of Credit so provided.

10.3	Determination of delivery values upon Event of Default

For the purposes of paragraph 10.2 the “Relevant Value” :-
(i)	of any securities to be delivered by the Defaulting Party shall, subject to paragraph 10.5 below, equal the Offer Value of such securities; and

(ii)	of any securities to be delivered to the Defaulting Party shall, subject to paragraph 10.5 below, equal the Bid Value of such securities.
10.4
For the purposes of paragraph 10.3, but subject to paragraph 10.5, the Bid Value and Offer Value of any securities shall be calculated for securities of the relevant description (as determined by the Non-Defaulting Party) as of the first Business Day following the Termination Date, or if the relevant Event of Default occurs outside the normal business hours of such market, on the second Business Day following the Termination Date (the “Default Valuation Time”);

10.5
Where the Non-Defaulting Party has following the occurrence of an Event of Default but prior to the close of business on the fifth Business Day following the Termination Date purchased securities forming part of the same issue and being of an identical type and description to those to be delivered by the Defaulting Party or sold securities forming part of the same issue and being of an identical type and description to those to be delivered by him to the Defaulting Party, the cost of such purchase or the proceeds of such sale, as the case may be, (taking into account all reasonable costs, fees and expenses that would be incurred in connection therewith) shall (together with any amounts owing pursuant to paragraph 6.1) be treated as the Offer Value or Bid Value, as the case may be, of the amount of securities to be delivered which is equivalent to the amount of the securities so bought or sold, as the case may be, for the purposes of this paragraph 10, so that where the amount of securities to be delivered is more than the amount so bought or sold as the case may be, the Offer Value or Bid Value as the case may be, of the balance shall be valued in accordance with paragraph 10.4.

10.6	Any reference in this paragraph 10 to securities shall include any asset other than cash provided by way of Collateral.

10.7	Other costs, expenses and interest payable in consequence of an Event of Default

The Defaulting Party shall be liable to the Non-Defaulting Party for the amount of all reasonable legal and other professional expenses incurred by the Non-Defaulting Party in connection with or as a consequence of an Event of Default, together with interest thereon at the one-month London Inter Bank Offered Rate as quoted on a reputable financial information service (“LIBOR”) as of 11.00 am, London Time, on the date on which it is to be determined or, in the case of an expense attributable to a particular transaction and where the parties have previously agreed a rate of interest for the transaction, that rate of interest if it is greater than LIBOR. The rate of LIBOR applicable to each month or part thereof that any sum payable pursuant to this paragraph 10.7 remains outstanding is the rate of LIBOR determined on the first Business Day of any such period of one month or any part thereof. Interest will accrue daily on a compound basis and will be calculated according to the actual number of days elapsed.

11.	TRANSFER TAXES

Borrower hereby undertakes promptly to pay and account for any transfer or similar duties or taxes chargeable in connection with any transaction effected pursuant to or contemplated by this Agreement, and shall indemnify and keep indemnified Lender against any liability arising as a result of Borrower’s failure to do so.

12.	LENDER’S WARRANTIES

Each Party hereby warrants and undertakes to the other on a continuing basis to the intent that such warranties shall survive the completion of any transaction contemplated herein that, where acting as a Lender:

(a)	it is duly authorised and empowered to perform its duties and obligations under this Agreement;

(b)	it is not restricted under the terms of its constitution or in any other manner from lending Securities in accordance with this Agreement or from otherwise performing its obligations hereunder;

(c)	it is absolutely entitled to pass full legal and beneficial ownership of all Securities provided by it hereunder to Borrower free from all liens, charges and encumbrances; and

(d)
it is acting as principal in respect of this Agreement or, subject to paragraph 16, as agent and the conditions referred to in paragraph 16.2 will be fulfilled in respect of any Loan which it makes as agent.

13.	BORROWER’S WARRANTIES

Each Party hereby warrants and undertakes to the other on a continuing basis to the intent that such warranties shall survive the completion of any transaction contemplated herein that, where acting as a Borrower:

(a)
it has all necessary licenses and approvals, and is duly authorised and empowered, to perform its duties and obligations under this Agreement and will do nothing prejudicial to the continuation of such authorisation, licences or approvals;

(b)	it is not restricted under the terms of its constitution or in any other manner from borrowing Securities in accordance with this Agreement or from otherwise performing its obligations hereunder;

(c)	it is absolutely entitled to pass full legal and beneficial ownership of all Collateral provided by it hereunder to Lender free from all liens, charges and encumbrances; and

(d)	it is acting as principal in respect of this Agreement.

14.	EVENTS OF DEFAULT

14.1
Each of the following events occurring in relation to either Party (the “Defaulting Party”, the other Party being the “Non-Defaulting Party”) shall be an Event of Default for the purpose of paragraph 10 but only (subject to sub-paragraph (v) below) where the Non-Defaulting Party serves written notice on the Defaulting Party :-

(i)	Borrower or Lender failing to pay or repay Cash Collateral or deliver Collateral or redeliver Equivalent Collateral or Lender failing to deliver Securities upon the due date;

(ii)	Lender or Borrower failing to comply with its obligations under paragraph 5;

(iii)	Lender or Borrower failing to comply with its obligations under paragraph 6.1;

(iv)	Borrower failing to comply with its obligations to deliver Equivalent Securities in accordance with paragraph 8;

(v)
an Act of Insolvency occurring with respect to Lender or Borrower, an Act of Insolvency which is the presentation of a petition for winding up or any analogous proceeding or the appointment of a liquidator or analogous officer of the Defaulting Party not requiring the Non-Defaulting Party to serve written notice on the Defaulting Party;

(vi)	any representation or warranty made by Lender or Borrower being incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;

(vii)	Lender or Borrower admitting to the other that it is unable to, or it intends not to, perform any of its obligations under this Agreement and/or in respect of any Loan;

(viii)
Lender (if applicable) or Borrower being declared in default or being suspended or expelled from membership of or participation in, any securities exchange or association or suspended or prohibited from dealing in securities by any regulatory authority;

(ix)
any of the assets of Lender or Borrower or the assets of investors held by or to the order of Lender or Borrower being transferred or ordered to be transferred to a trustee (or a person exercising similar functions) by a regulatory authority pursuant to any securities regulating legislation, or

(x)
Lender or Borrower failing to perform any other of its obligations under this Agreement and not remedying such failure within 30 days after the Non-Defaulting Party serves written notice requiring it to remedy such failure.

14.2
Each Party shall notify the other (in writing) if an Event of Default or an event which, with the passage of time and/or upon the serving of a written notice as referred to above, would be an Event of Default, occurs in relation to it.

14.3	The provisions of this Agreement constitute a complete statement of the remedies available to each Party in respect of any Event of Default.

14.4
Subject to paragraph 9.3 and 10.7, neither Party may claim any sum by way of consequential loss or damage in the event of failure by the other party to perform any of its obligations under this Agreement.

15.	INTEREST ON OUTSTANDING PAYMENTS

In the event of either Party failing to remit sums in accordance with this Agreement such Party hereby undertakes to pay to the other Party upon demand interest (before as well as after judgment) on the net balance due and outstanding, for the period commencing on and inclusive of the original due date for payment to (but excluding) the date of actual payment, in the same currency as the principal sum and at the rate referred to in paragraph 10.7. Interest will accrue daily on a compound basis and will be calculated according to the actual number of days elapsed.

16.	TRANSACTIONS ENTERED INTO AS AGENT

16.1	Power for Lender to enter into Loans as agent

Subject to the following provisions of this paragraph, Lender may (if so indicated in paragraph 6 of the Schedule) enter into Loans as agent (in such capacity, the “Agent”) for a third person (a “Principal”), whether as custodian or investment manager or otherwise (a Loan so entered into being referred to in this paragraph as an “Agency Transaction”).

16.2	Conditions for agency loan

A Lender may enter into an Agency Transaction if, but only if:-
(i)	it specifies that Loan as an Agency Transaction at the time when it enters into it;

(ii)
it enters into that Loan on behalf of a single Principal whose identity is disclosed to Borrower (whether by name or by reference to a code or identifier which the Parties have agreed will be used to refer to a specified Principal) at the time when it enters into the Loan or as otherwise agreed between the Parties; and

(iii)
it has at the time when the Loan is entered into actual authority to enter into the Loan and to perform on behalf of that Principal all of that Principal’s obligations under the agreement referred to in paragraph 16.4(ii).

16.3	Notification by Lender of certain events affecting the principal

Lender undertakes that, if it enters as agent into an Agency Transaction, forthwith upon becoming aware :-
(i)	of any event which constitutes an Act of Insolvency with respect to the relevant Principal; or

(ii)
of any breach of any of the warranties given in paragraph 16.5 or of any event or circumstance which has the result that any such warranty would be untrue if repeated by reference to the then current facts;

it will inform Borrower of that fact and will, if so required by Borrower, furnish it with such additional information as it may reasonably request.
16.4	Status of agency transaction
(i)
Each Agency Transaction shall be a transaction between the relevant Principal and Borrower and no person other than the relevant Principal and Borrower shall be a party to or have any rights or obligations under an Agency Transaction. Without limiting the foregoing, Lender shall not be liable as principal for the performance of an Agency Transaction, but this is without prejudice to any liability of Lender under any other provision of this clause; and

(ii)
all the provisions of the Agreement shall apply separately as between Borrower and each Principal for whom the Agent has entered into an Agency transaction or Agency Transactions as if each such Principal were a party to a separate agreement with Borrower in all respects identical with this Agreement other than this paragraph and as if the Principal were Lender in respect of that agreement;

PROVIDED THAT
if there occurs in relation to the Agent an Event of Default or an event which would constitute an Event of Default if Borrower served written notice under any sub-clause of paragraph 14, Borrower shall be entitled by giving written notice to the Principal (which notice shall be validly given if given to Lender in accordance with paragraph 21) to declare that by reason of that event an Event of Default is to be treated as occurring in relation to the Principal. If Borrower gives such a notice then an Event of Default shall be treated as occurring in relation to the Principal at the time when the notice is deemed to be given; and
if the Principal is neither incorporated in nor has established a place of business in Great Britain, the Principal shall for the purposes of the agreement referred to in paragraph 16.4(ii) be deemed to have appointed as its agent to receive on its behalf service of process in the courts of England the Agent, or if the Agent is neither incorporated nor has established a place of business in Great Britain, the person appointed by the Agent for the purposes of this Agreement, or such other person as the Principal may from time to time specify in a written notice given to the other Party.
The foregoing provisions of this paragraph do not affect the operation of the Agreement as between Borrower and Lender in respect of any transactions into which Lender may enter on its own account as principal.

16.5	Warranty of authority by Lender acting as agent

Lender warrants to Borrower that it will, on every occasion on which it enters or purports to enter into a transaction as an Agency Transaction, have been duly authorised to enter into that Loan and perform the obligations arising under such transaction on behalf of the person whom it specifies as the Principal in respect of that transaction and to perform on behalf of that person all the obligations of that person under the agreement referred to in paragraph 16.4(ii).

17.	TERMINATION OF THIS AGREEMENT

Each Party shall have the right to terminate this Agreement by giving not less than 15 Business Days’ notice in writing to the other Party (which notice shall specify the date of termination) subject to an obligation to ensure that all Loans which have been entered into but not discharged at the time such notice is given are duly discharged in accordance with this Agreement.

18.	SINGLE AGREEMENT

Each Party acknowledges that, and has entered into this Agreement and will enter into each Loan in consideration of and in reliance upon the fact that, all Loans constitute a single business and contractual relationship and are made in consideration of each other. Accordingly, each Party agrees:

(i)	to perform all of its obligations in respect of each Loan, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Loans; and

(ii)
that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan.

19.	SEVERANCE

If any provision of this Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from the Agreement and the remaining provisions of this Agreement shall remain in full force and effect. The Agreement shall, however, thereafter be amended by the Parties in such reasonable manner so as to achieve as far as possible, without illegality, the intention of the Parties with respect to that severed provision.

20.	SPECIFIC PERFORMANCE

Each Party agrees that in relation to legal proceedings it will not seek specific performance of the other Party’s obligation to deliver or redeliver Securities, Equivalent Securities, Collateral or Equivalent Collateral but without prejudice to any other rights it may have.

21.	NOTICES

21.1
Any notice or other communication in respect of this Agreement may be given in any manner set forth below to the address or number or in accordance with the electronic messaging system details set out in paragraph 4 of the Schedule and will be deemed effective as indicated:

(i)	if in writing and delivered in person or by courier, on the date it is delivered;

(ii)	if sent by telex, on the date the recipient’s answerback is received;

(iii)
if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)	if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or the receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the Close of Business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

21.2	Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

22.	ASSIGNMENT

Neither Party may charge assign or transfer all or any of its rights or obligations hereunder without the prior consent of the other Party.

23.	NON-WAIVER

No failure or delay by either Party (whether by course of conduct or otherwise) to exercise any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege as herein provided.

24.	GOVERNING LAW AND JURISDICTION

24.1	This Agreement is governed by, and shall be construed in accordance with, English law.

24.2
The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

24.3
Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

24.4
Each of Party A and Party B hereby respectively appoints the person identified in paragraph 5 of the Schedule pertaining to the relevant Party as its agent to receive on its behalf service of process in the courts of England. If such an agent ceases to be an agent of Party A or party B, as the case may be, the relevant Party shall promptly appoint, and notify the other Party of the identity of its new agent in England.

25.	TIME

Time shall be of the essence of the Agreement.

26.	RECORDING

The Parties agree that each may record all telephone conversations between them.

27.	WAIVER OF IMMUNITY

Each Party hereby waives all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgement) and execution to which it might otherwise be entitled in any action or proceeding in the courts of England or of any other country or jurisdiction relating in any way to this Agreement and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

28.	MISCELLANEOUS

28.1	This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

28.2
The Party (the “Relevant Party”) who has prepared the text of this Agreement for execution (as indicated in paragraph 7 of the Schedule) warrants and undertakes to the other Party that such text conforms exactly to the text of the standard form Global Master Securities Lending Agreement posted by the International Securities Lenders Association on its website on 7 May 2000 except as notified by the Relevant Party to the other Party in writing prior to the execution of this Agreement.

28.3
No amendment in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the Parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

28.4	The obligations of the Parties under this Agreement will survive the termination of any Loan.

28.5
The warranties contained in paragraphs 12, 13, 16 and 28.2 will survive termination of this Agreement for so long as any obligations of either of the Parties pursuant to this Agreement remain outstanding.

28.6
Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

28.7	This Agreement (and each amendment in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

28.8
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

EXECUTED by the PARTIES

SIGNED BY		)	/s/ Myriam Kara
DULY AUTHORISED FOR AND		)
ON BEHALF OF		)
Credit Industriel d’Alçace et de Lorraine		)

Signed by	)		/s/ Frederic Home

)
Duly authorised for and on	)		CIGOGNE MANAGEMENT	SA
behalf of	)

Signed by	)		/s/ Illegible

)
Duly authorised for and on	)		CIGOGNE MANAGEMENT	SA
behalf of	)

SCHEDULE

1.	Collateral

1.1	The securities, financial instruments and deposits of currency set out in the table below with a cross marked next to them are acceptable forms of Collateral under this Agreement.

1.2	Unless otherwise agreed between the Parties, the Market Value of the Collateral delivered pursuant to paragraph 5 by Borrower to Lender under the terms and conditions of this Agreement shall on each Business Day represent not less than the Market Value of the Loaned Securities together with the percentage contained in the row of the table below corresponding to the particular form of Collateral, referred to in this Agreement as the “Margin”.

	Mark “X” if
	acceptable
	form of	Margin
Security/Financial Instrument/Deposit of Currency	Collateral	(%)
British Government Stock and other stock registered at the Bank of England which is transferable through CREST to the Lender or its Nominee against an Assured Payment, hereinbefore referred to as CREST Collateral.	X	5

British Government Stock and Sterling Issues by foreign governments (transferable through the CREST), in the form of an enfaced transfer deed or a long term collateral certificate or overnight collateral chit issued by the CREST accompanied (in each case) by an executed unenfaced transfer deed	X	5

Corporation and Commonwealth Stock in the form of registered stock or allotment letters duly renounced	X	5

UK Government Treasury Bills	X	5

U.S. Government Treasury Bills	X	5

Bankers’ Acceptances	X	5

Sterling Certificates of Deposit	X	5

Foreign Currency Certificates of Deposit	X	5

Local Authority Bonds	X	5

	Mark “X” if
	acceptable
	form of	Margin
Security/Financial Instrument/Deposit of Currency	Collateral	(%)
Local Authority Bills	X	5

Letters of Credit	X	5

Bonds or Equities in registrable form or allotment letters duly renounced	X	5

Bonds or Equities in bearer form	X	5

Cash Collateral	X	5

1.3	Basis of Margin Maintenance:

Paragraph 5.4 (aggregation) shall not apply* ☐

The assumption is that paragraph 5.4 (aggregation) applies unless the box is ticked.

1.4	Paragraph 5.6 (netting of obligations to deliver Collateral and redeliver Equivalent Collateral) shall not apply* ☐

If paragraph 5.4 applies, the assumption is that paragraph 5.6 (netting) applies unless the box is ticked.

2.	Base Currency

The Base Currency applicable to this Agreement shall be

be EURO currency or any other currency agreed by the Parties in the Confirmation; or

for the purposes of paragraph 10 of this Agreement, the currency selected by the Non-Defaulting Party shall be one of the currencies in which payments are required to be made by the Confirmation or the currency of the place of incorporation of the Defaulting Party as required by the applicable law.

3.	Places of Business

(See definition of Business Day.)

4.	Designated Office and Address for Notices

	(A)	Designated office of Party A:

Address: CREDIT INDUSTRIEL D’ALSACE LORRAINE
31, rue Jean Wenger Valentin, 67 000 Strasbourg (France)
Attention:
		trading:	Frédéric HOME (homefr@cial.cic.fr)
tel: (33) 03 88 37 64 04 fax: (33) 03 88 37 71 93

		back-office:	Georges ANDERMARLIERE (vanderge@cial.cic.fr)
tel: (33) 03 88 37 62 17 fax: (33) 03 88 37 71 58

Dominique NOVAK (fixed income and derivatives)
(novakdo@cial.cic.fr)
tel: (33) 03 88 37 61 99 fax: (33) 03 88 37 71 58
Robert SCHMITTHEISLER (equities and derivatives)
(schmitrb@cial.cic.fr)
tel: (33) 03 88 37 65 91 fax: (33) 03 88 37 71 58
Swift: CIMCFR2S

Legal & documentation: Myriam Kara (karamy@cial.cic.fr)
Tel : +33 3 88 37 61 25 fax : +33 3 88 37 71 93

	(B)	Designated office of Party B:

Address for notices or communications to Party B:
Address: CIGOGNE MANAGEMENT SA L-2449 Luxembourg 14, boulevard Royal R. C. Luxembourg B 101.547

With copy to : CIGOGNE MANAGEMENT SA 55, rue des Scillas L-2529 Howald

		Trading:	Frédéric HOME as Delegated manager
tel: (33) 03 88 37 64 04 fax: (33) 03 88 37 71 93

		Back-Office:	Romain Weiler (Head of Operation Department)
(romain.weiler@bdl.lu)
tel: (352) 49924 2050

Mathieu Zeller (Corporate Actions)
tel: (33) 03 88 37 72 56fax: (33) 03 88 37 71 58

Jeff Rosen (Securities and Settlement)
(jeff. rosen@bdl.lu)
tel: (352) 49924 2451 fax: (352) 49924 2429

Jean-Paul Krippes (Treasury Settlements Services)
(jean-paul. krippes@bdl. lu)
tel : (352) 49924 2633 fax : (352) 49924 2672

		Legal	Myriam Kara
		& documentation :	tel: (33) 03 88 37 61 25fax: (33) 03 88 37 71 93

5.	(A)	Agent of Party A for Service of Process

Name: CREDIT INDUSTRIEL ET COMMERCIAL,

Address: London Branch, Veritas House, 125 Finsbury Pavement, London EC2A 1NQ as its agent for service of process

(B) Agent of Party B for Service of Process

Name: CREDIT INDUSTRIEL ET COMMERCIAL,

Address: London Branch, Veritas House, 125 Finsbury Pavement, London EC2A 1NQ as its agent for service of process

6.	Agency

• Paragraph 16 may apply to Party A* ☐

• Paragraph 16 may not apply to Party B*

7.	Party Preparing this Agreement

Party A* ☐

Party B* ☐

ANNEX I — Additional Provisions
1.	In Paragraph 2, the definition of “Market Value” shall be amended as follows:
(a)	In line 5 the words “as derived from a reputable pricing information service reasonably chosen in good faith by the Lender” shall be deleted and replaced as follows:

“as derived from a reputable pricing information service agreed to by both Lender and Borrower;

(b)	In line 7 the words “as derived from the prices or rates bid by a reputable dealer for the relevant instrument reasonably chosen in good faith by the Lender” shall be deleted and replaced as follows:

“as derived from the prices or rates bid by a reputable dealer for the relevant instrument agreed to by both Lender and Borrower;
2.	Paragraph 3 shall be amended as follows:

The words “and confirmed in such form and on such basis as shall be agreed between the Parties. Any confirmation produced by a Party shall not supersede or prevail over the prior oral, written or electronic communication (as the case may be)” shall be deleted and replaced by the following:

“ Upon agreeing to a Loan hereunder Borrower or Lender may deliver to the other Party a confirmation of such Loan in writing or by way of electronic communication (a “confirmation”). The Confirmation relating to a Loan shall, together with this Agreement, constitute prima facie evidence of the terms agreed between the Borrower and Lender for that Loan, unless objection is made with respect to the Confirmation promptly after receipt thereof. This written Confirmation confirms the telephonic recording of the terms of the Loan. In case of inconsistency between the Confirmation and the telephonic recording, the telephonic recording overrides the Confirmation.”

3.	Paragraph 6.4 shall be amended as follows:
The following wording shall be inserted after the words ‘Equivalent Securities or Equivalent Collateral,’ on the sixth line, and replace the rest of paragraph 6.4 of the Agreement:

“Then, the Lender or Borrower, as the case may be shall within a reasonable time, give written notice to the other Party on the existence of a corporate action in respect of any Loaned Securities or any Collateral, on the existing options proposed and on a deadline for an election.

Following this notification:
(a) If the Lender contacts the Borrower and communicates his option before the deadline mentioned in the notice, the Borrower will act in accordance with the Lender’s instructions.

(b) If the Lender contacts the Borrower and communicates his option after the deadline mentioned in the notice, the Borrower will treat the Lender’s instructions on a best efforts basis. For the avoidance of doubt, in case the Borrower does not manage to treat the Lender’s instructions on a best efforts basis, the Borrower shall not be liable for the Lender’s absence of instructions and the consequential election of the default option under the relevant corporate action for such securities.
(c) If the Lender does not contact the Borrower, the Borrower shall not be considered as liable for the Lender’s absence of instructions and the consequential election of the default option under the relevant corporate action for such securities.”
4.	A new Paragraph 9 shall be inserted, and all following paragraphs shall be renumbered accordingly:
Subject to paragraph 10, all amount in the same currency payable by each party to the other under any Loan or otherwise under this Agreement on the same date shall be combined into a single calculation of a net sum payable by one party to the other and the obligation to pay that sum shall be the only obligation of either party in respect of those amounts. Subject to paragraph 10, all Securities of the same issue, denomination, currency and series, deliverable by each party to the other under any Loan or otherwise under this Agreement on the same date shall be combined into a single calculation of a net quantity of Securities deliverable by one party to the other and the obligation to deliver the net quantity of Securities shall be the only obligation of either party in respect of the Securities so deliverable and receivable.
5.	Set Off:
Paragraph 10 shall be amended by inserting the following provision as a new clause 10.8 at the end thereof:
10.8
In addition to any rights of set-off a party may have as a matter of law or otherwise upon the occurrence of an Event of Default, the Non-Defaulting Party shall have the right (but not be obliged) to set off any obligation of the Defaulting Party owing to the Non-Defaulting Party (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) against any obligation of the Non-Defaulting Party owing to the Defaulting Party (whether or not arising under this Agreement whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation). For this purpose any sums not in the Base Currency shall be converted into the Base Currency in accordance with paragraphs 2.4 and 2.5. If an obligation is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this paragraph shall be effective to create a security interest. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time entitled (whether by operation of law, contract or otherwise).

6.	Additional Events of Default:
Paragraph 14 shall be amended as follows :
The following provisions shall be inserted as new subparagraphs in Paragraph 14.1:
(xi) Default under a Specified Transaction : if either party or Promoter who is Credit Industriel d’Alsace et de Lorraine (Banque CIAL) (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange of, or any payment on early termination of, a Specified Transaction (or such default continues for at least 3 Business Days if there is no applicable notice requirement or grace period), or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person appointed or empowered to operate it or act on its behalf); and the Non-Defaulting Party serves written notice of Default on the Defaulting Party.
“Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement and the other party to this Agreement (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security or other financial instrument (including any option with respect to any of these transactions) or (ii) which is a transaction similar to any transaction referred to in clause (i) that is currently, or in the future becomes, regularly entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, or option on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
(xii) Investment Advisor. Party B shall have failed to maintain Credit Industriel d’Alsace et de Lorraine (Banque CIAL) (the “Investment Advisor”) or a direct or indirect wholly owned subsidiary of the Investment Advisor, or a successor thereto, as Investment Advisor, provided that, this other Investment Advisor did not obtain the agreement of the CSSF (the Luxemburgish regulating authority of Party B : “Commission de Surveillance du Secteur Financier”). For the avoidance of doubt, and for the purpose of this provision, any Investment Advisor Agreement entered into by Party B and any other entity that has been agreed by the CSSF as Investment Advisor of Party B, shall not constitute the ground for an Event of Default in the frame of Paragraph 14.
(xiii) Withdrawal of agreement. Withdrawal of agreement by any regulating authority of Party B.
7.	Cut-off time : For cash payment due on a certain date, each party will make its best effort to ensure delivery to occur before 1.30 p.m. London Time.

8.	Additional Representations :

Compliance. Party B hereby represents to Pary A that the execution, delivery, and performance by it of this Agreement and each Confirmation does not conflict with or violate : any regulation issued by the regulating authority of Party B (the CSSF) ; and any authorisation or agreement granted to Party B by the regulating authority of Party B (the CSSF).

9.	For the avoidance of doubt:

For the avoidance of doubt, each reference to the Agreement will be construed as a reference to a separate agreement between Party A and the Management Company on behalf of each of the Fund’s Compartments listed in Annex II to the Agreement, and no specific event of default under one Agreement will constitute an event of default with respect to any other Agreement. Furthermore, the close-out netting provisions incorporated herein will apply solely to the transactions entered into pursuant to one Agreement, and there shall be no close-out netting or set-off between transactions entered into pursuant to different Agreements notwithstanding the fact that such Agreements are included in a single document.

ANNEX 11 — Compartments:
Compartments of the Fond Commun de Placement
1.	Cigogne Fund — Merger Arbitrage

2.	Cigogne Fund — Fixed Income Arbitrage

3.	Cigogne Fund — Convertible Arbitrage

4.	Cigogne Fund — MBS/ABS Arbitrage

5.	Cigogne Fund — Long/Short Arbitrage